Exhibit 23.2(a)

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
and Stockholders
Ironclad Performance Wear Corporation
2201 Park Place, Suite 101
El Segundo, CA. 90245

We consent to the inclusion by reference in this Registration Statement of Ironclad Performance Wear Corporation on Form S-1 Registration Under the Securities Act of 1933 and the Post-Effective Amendment No. 1 to Form S-1 (Registration No. 333-146852) of our report dated March 28, 2008, on the financial position of Ironclad Performance Wear Corporation as of December 31, 2007 and the statements of operations and their cash flows for the year then ended, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ ROTENBERG AND CO. LLP

Rotenberg & Co. LLP
Rochester, New York
June 10, 2008